FORM N-SAR
EXHIBIT 77H

PRIVATE ADVISORS ALTERNATIVE
STRATEGIES MASTER FUND
811-22646
For Period Ended 05/31/16


New York Life Insurance Company acquired 100% of the shares of beneficial interest of the fund from New York
Life Investment Management Holdings LLC on July 1,
2016. New York Life Insurance Company subsequently disposed of all of the shares of beneficial interest on July
1, 2016.